Exhibit 99.1

Contacts:

Jordan Grayson

The Outpoint Group

(212) 808-3437

OUTPOINT ANNOUNCES IT WILL NOT SEEK REIMBURSEMENT FOR ANY EXPENSES SHOULD ITS NOMINEES BE ELECTED, NEW YORK, JUNE 5, 2008 - In connection with its solicitation of proxies to elect a minority slate of two highly qualified nominees to the 8-member Board of Directors of Footstar, Inc. (OTCBB: FTAR) at its annual meeting on June 17, 2008, the Outpoint Group has announced that it will not seek reimbursement from Footstar if it succeeds in electing Jordan Grayson and Zachary Prensky to the Board of Directors.

The Outpoint Group notes that an indication to the contrary appears in the Outpoint Group’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on May 21, 2008; however, this is so-called boilerplate language that was included in the proxy statement erroneously.  The Outpoint Group would like to stress that it has never had any intention to seek reimbursement from the Board in the event its nominees are elected, and that intention has not changed in any way.

About Outpoint

Outpoint is a New York-based value-oriented investment manager, founded in February 2005.  Outpoint holds approximately 2.8% of the outstanding common stock of Footstar, Inc.

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THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE OUTPOINT GROUP AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO FOOTSTAR, INC.

THE OUTPOINT GROUP RESERVES THE RIGHT TO CHANGE ANY OF THE OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. THE OUTPOINT GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE OUTPOINT GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE MEMBERS OF THE OUTPOINT GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ALL FOOTSTAR STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE OUTPOINT GROUP FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE ISSUER AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE OUTPOINT GROUP IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE OUTPOINT GROUP WITH THE SEC ON MAY 21, 2008.